Registration No. 333-

As filed with the Securities and Exchange Commission on January 2, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

NORTH COUNTRY FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Michigan (State of Incorporation)	38-2062816 (I.R.S. Employer Identification No.)
3530 North Country Drive Traverse City, Michigan (Address of Principal Executive Offices)	49684 (Zip Code)

North Country Financial Corporation 2000 Stock Incentive Plan
(Full title of the Plan)

Gary Klein
North Country Financial Corporation
3530 North Country Drive
Traverse City, Michigan 49684
(Name and address of agent for service)
(906) 341-7124
(Telephone number, including area code, of agent for service)

Copy to:
Larry D. Lieberman
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
(414) 273-3500

CALCULATION OF REGISTRATION FEE
============== Title of Securities to be Registered ==============	============ Amount to be Registered(1) ============	================== Proposed Maximum Offering Price Per Unit(2) ==================	================== Proposed Maximum Aggregate Offering Price ==================	=============== Amount of Registration Fee (1) ===============
Common Stock, no par value ==============	500,000 ============	$7.48 ==================	$3,740,000 ==================	$893.86 ===============
(1)	Includes preferred share purchase rights. Prior to the occurrence of certain events, the preferred share purchase rights will not be evidenced separately from the Common Stock.
(2)

The registration fee was calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933. The registration fee is based on the average of the high and low price per share of North Country Financial Corporation common stock on December 28, 2001 on the Nasdaq Small Cap Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference
The following documents are incorporated by reference in this Registration Statement:
(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.
(b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

       (c)     The description of the Registrant's Common Stock contained in the Registrant's Registration Statement filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

(d) The description of the Registrant's Preferred Share Purchase Rights included in its Registration Statement of Form 8-A dated July 31, 2000.

           All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6.	Indemnification of Directors and Officers

           Sections 561-571 of the Michigan Business Corporation Act, as amended (the MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him or her against expenses, including attorneys' fees, that are actually and reasonably incurred by him or her in connection therewith.

           The Registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

           Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 8.	Exhibits
	4	North Country Financial Corporation 2000 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.
	5	Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.
	23.1	Consent of Wipfli Ullrich Bertelson LLP.
	23.2	Consent of Godfrey & Kahn, S.C., included in Exhibit 5.
	24	Power of Attorney for Directors of the Registrant - included on signature page hereof.
Item 9.	Undertakings*
The Registrant hereby undertakes:
	(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* Paragraphs correspond to Item 512 of Reg. S-K.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Traverse City, Michigan, on December 31, 2001.
NORTH COUNTRY FINANCIAL CORPORATION (Registrant)

By: /s/ Ronald G. Ford Ronald G. Ford, Chief Executive Officer

POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald G. Ford, Sherry L. Littlejohn and Gary Klein, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

/s/ Ronald G. Ford Ronald G. Ford, Chairman of the Board, Chief Executive Officer and a Director (Chief Executive Officer)	Date: December 31, 2001

/s/ Gary Klein Gary Klein, Chief Financial Officer (Principal Financial and Accounting Officer)	Date: December 28, 2001

/s/ Dennis Bittner Dennis Bittner, Director	Date: December 27, 2001

/s/ Bernard A. Bouschor Bernard A. Bouschor, Director	Date: December 21, 2001

/s/ Stanley J. Gerou II Stanley J. Gerou II, Director	Date: December 21, 2001

/s/ Michael C. Henricksen Michael C. Henricksen, Director	Date: December 21, 2001

/s/ Wesley W. Hoffman Wesley W. Hoffman, Director	Date: December 21, 2001

/s/ John D. Lindroth John D. Lindroth, Director	Date: December 21, 2001

/s/ Steve Madigan Steve Madigan, Director	Date: December 21, 2001

/s/ John P. Miller John P. Miller, Director	Date: December 21, 2001

/s/ Spencer Shunk Spencer Shunk, Director	Date: December 21, 2001

/s/ Glen Tolksdorf Glen Tolksdorf, Director	Date: December 21, 2001

EXHIBIT INDEX
Exhibits

4	North Country Financial Corporation 2000 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.
5	Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.
23.1	Consent of Wiplfli Ullrich Bertelson LLP
23.2	Consent of Godfrey & Kahn, S.C., included in Exhibit 5.
24	Power of Attorney for Directors of the Registrant - included on signature hereof.